UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
☐	Fee paid previously with preliminary materials.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
18455 S. Figueroa Street
Gardena, California 90248

SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 5, 2024

On January 10, 2024, Faraday Future Intelligent Electric Inc. (the “Company”) filed with the Securities and Exchange Commission the Company’s definitive proxy statement (the “Proxy Statement”), dated January 10, 2024, describing the matters to be voted on at the Company’s upcoming special meeting of stockholders (the “Special Meeting”), to be held on February 5, 2024 at 9:00 a.m. Pacific Time. At the Special Meeting, the Company’s stockholders are being asked to approve, among other things, an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock, par value $0.0001 per share, of the Company (“Common Stock”) from 154,437,500 to 1,389,937,500, increasing the total number of authorized shares of the Common Stock and preferred stock from 164,437,500 to 1,399,937,500 (the “Share Authorization Proposal”) and an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Common Stock by a ratio of 1-for-3, with such action to be effected at such time and date, if at all, as determined by the board of directors of the Company within one year after the conclusion of the Special Meeting, and a corresponding reduction in the total number of shares of Common Stock the Company is authorized to issue (the “Reverse Stock Split Proposal”). This supplement to the Proxy Statement amends and supplements the Proxy Statement to clarify that the Series A Preferred Stock has the right to vote on the Share Authorization Proposal and the Reverse Stock Split Proposal.

The second sentence under the heading “How many votes do I have?” on page three of the Proxy Statement is hereby amended to read in full as follows:

“The holder of the one outstanding share of our Series A Preferred Stock has 4,500,000,000 votes but has the right to vote only on the Share Authorization Proposal and the Reverse Stock Split Proposal, and the Series A Preferred Stock votes must be voted in the same proportion as the votes cast by shares of Common Stock on such Proposals.”

The record date for the Special Meeting remains as December 21, 2023. If you have voted by proxy already, your vote will be counted and there is no need to take any further action. If for any reason you wish to revoke your proxy, please follow the instructions in the Proxy Statement.

We encourage you to read all of our proxy materials, including our Proxy Statement, so that you may be informed about the business to come before the Special Meeting. Your participation in our business is important, regardless of the number of shares that you hold. We urge you to vote regardless of whether you expect to attend the Special Meeting so that we may ensure that a quorum is present.